Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of                 the day of April 2020 (the “Effective Date”), by and between BIOTRICITY INC., a Nevada corporation (the “Employer”), and WAQAAS AL-SIDDIQ (the “Executive”).

RECITALS

WHEREAS the Employer and the Executive have agreed to enter into this Agreement to formalize in writing the terms and conditions reached between them governing the Executive’s employment with the Employer;

NOW THEREFORE in consideration of the covenants in this Agreement and for other consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows:

ARTICLE I

COMMENCEMENTAND TERM

1.01	Term. The term of the Executive’s employment shall commence on the Effective Date and continue for twelve (12) months, unless earlier terminated in accordance with Article VI hereof. The term of the Executive’s employment shall be automatically renewed for successive one (1)-year periods until the Executive or the Employer delivers to the other party a written notice of their intent not to renew the Employment Term, such written notice to be delivered at least thirty (30) days prior to the expiration of the then-effective Employment Tenn. Each of the initial 12-month period and each successive one (1)-year period shall be known as an “Employment Term.”

ASSIGNMENT

2.01	Position. The Executive shall be employed by the Employer in California as a member of the senior management team in the position of Chief Executive Officer (“CEO”) of the Employer. The Executive shall report directly to the board of directors of the Employer (the “Board”).

Duties. The Executive shall perform the duties and exercise the powers that are normally performed or exercised by a CEO in a comparable corporation, subject to applicable laws , including but not limited to overseeing all operations of the Employer, developing corporate strategy, development of corporate technology, maintaining corporate timelines for projects, raising necessary capital to support the Employer’s operations, investor and investment bank relations and any other duties as may be determined from time to time by the Board. In addition, the Executive shall exercise such powers as prescribed by the Board but subject to the By-Laws of the Employer. The Executive acknowledges that the nature of the Executive’s position and duties may require frequent travel and frequent performance of work at irregular times. Without limiting the generality of the foregoing, Executive shall perform and discharge faithfully, diligently and to the best of his ability such duties and responsibilities which are set forth herein and shall devote his full business-time and efforts to the business and affairs of the Employer. Executive agrees to promote the best interests of the Employer. The Executive acknowledges that the Company’s primary focus is on North America and as such Executive shall primarily focus on advancing the Company’s business in North America unless otherwise approved by the Board in writing.

2.02	Director Position. During the Executive’s employment, the Executive agrees to serve as a Director of the Employer , for so long as the Executive is nominated and elected therefore.

ARTICLE III

REMUNERATION

3.01	Salary. The Employer shall pay the Executive during the term of this Agreement an annual base salary of $390,000 subject to any increase approved by the Board (“Annual Base Salary”). The Executive’s Annual Base Salary shall be paid in accordance with the Employer’s customary payroll practices and shall be pro-rated for any partial year or month of employment.

3.02	Bonus. The Executive may be eligible to earn a cash and/or equity bonus of up to fifty 50% of his Annual Base Salary for the prior year based on the Executive’s individual performance and the achievement of corporate objectives as determined by the Board. At the Board’s discretion it may define certain objectives and provide these objectives to the Executive at the start of every annual period or such other period as the Board may deem appropriate. To the extent the objectives were achieved in the sole judgment of the Board, the Employer shall pay the bonus within sixty (60) days after Board approval. In order to receive a bonus payout, the Executive must be actively employed by the Employer on the date the bonus is paid out, unless the Executive is terminated without cause. For greater certainty, in the event of the cessation of the Executive’s employment with the Employer, the Executive will be deemed to be no longer actively employed as of the date specified in the written notice of termination from the Employer and shall not be deemed to be employed during the period of notice of termination to which the Executive may be entitled under the contract, statute, common law or otherwise. With respect to the granting of options and subject to compliance with applicable law, rules and regulations at the expiration of the term of any options that have been granted but not exercised by the Executive prior to the expiration of the options, the Executive will have the right to request that the Board extend the term of the options for an addional five years and the board will not unreasonably deny this request.

3.03	Benefits. The Executive shall be entitled to participate in the Employer’s benefit plans generally made available to its employees, including all standard medical benefit plans, in accordance with the terms of such plans. Notwithstanding the foregoing, nothing in this Agreement shall require any particular plan or program to be continued nor preclude the amendment or termination of any such plan or program, provided that such amendment or termination is applicable generally to the employees of the Employer.

3.04	Vacation. The Executive shall be entitled to four (4) weeks’ paid vacation per calendar year in accordance with the Employer’s vacation policies, as in effect from time to time to be taken at a time or times mutually agreeable to the Executive and the Employer, taking into account the Employer’s operational needs. As of the end of each calendar year during the Employment Term, any unused vacation shall be forfeited and shall not be carried over to subsequent years.

3.05	Professional Development. Subject to the Board’s prior written approval, the Employer will pay for or reimburse (up to the amount set forth in the Board’s prior written approval) the Executive for the costs of professional development activities relating to his position and responsibilities hereunder that are completed by the Executive during the term of this Agreement , upon being provided with proper vouchers or receipts.

3.06	Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by Executive during the Employment Term in the course of performing Executive’s duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses. In order to receive such reimbursement, the Executive shall furnish to the Company’s audit committee or such other person or committee designated by the Board documentary evidence of each such expense in the form required by the Board or such committee or applicable federal or state laws, rules or regulations . The Executive will not incur on behalf of the Company an expense in excess of $2,000 without the prior written consent of a member of the audit committee. The Executive represents and warrants that all expenses that the Executive is seeking to have reimbursement as of the date hereof are set forth on Schedule 3.06 attached hereto. Other than set forth on Schedule 3.06 the Executive represents and warrants that there no expenses that the Executive may seek reimbursement for as of the date hereof. The Executive Agrees that within ten (10) days of the date the Executive ceases his employment with the Company for any reason, he will submit his final documented expense reimbursement statement reflecting all business expenses Executive incurred through the date that Executive’s employment with the Company ceased and the Company will reimburse the Executive for any appropriately reimbursable expenses pursuant to its regular business practice.

ARTICLE IV

COVENANTS AND WARRANTIES OF THE EXECUTIVE

4.01	Full Time and Attention. During the Executive’s employment, the Executive shall devote such time and attention as is necessary and prudent to perform his duties and responsibilities hereunder and shall faithfully serve the Employer and shall use the Executive’s best efforts to promote the interests of the Employer. The Executive may engage in other professional activities outside of work hours, including being active in charitable organizations, so long as his activities thereunder do not constitute a violation of any provision of this Agreement and do not result in a significant potential for a true or perceived conflict of interest with respect to the Executive’s duties and responsibilities hereunder. Such activities will require disclosure and approval from the Board.

4.02	No Conflicts. The execution and delivery by the Executive of this Employment Agreement, and the performance by the Executive of its obligations hereunder, do not and will not (i) violate or conflict with any law, ordinance, or regulation , or order, decree or judgment of any arbitrator, court or administrative or other governmental body which is applicable to, binding upon or enforceable against the Executive or any of his assets, (ii) constitute or result in any breach of any of the terms, provisions, conditions of, or constitute a default under, or an event which, with notice or lapse of time or both, would constitute a default under, any indenture, agreement, contract or other document to which the Executive is a party or by which the Executive may be bound or (iii) require the consent or approval of any court, governmental authority or other person. Neither the execution , delivery nor performance of this Employment Agreement, nor the consummation by the Executive of the obligations contemplated hereby requires the consent of, authorization by, exemption from, filing with or notice to any governmental entity or any other person.

4.03	Rules and Regulations. The Executive shall be bound by and shall faithfully observe and abide by all applicable laws (including but not limited to the securities laws of the United States) as well as the announced rules and regulations of the Employer from time to time in effect or force.

4.04	Conflict of Interest. The Executive shall refrain from any situation in which the Executive’s personal interests conflict, or may appear to conflict, with the Executive’s duties with the Employer. Accordingly, the Executive shall not participate in the ownership of, have any financial involvement with or work for, any competing business or for any client or potential client of the Employer. The Executive acknowledges that if there is any doubt in this respect, the Executive shall inform the Board and obtain written authorization.

ARTICLE V

RESTRICTIVE COVENANTS

5.01	Definitions. In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)	“Business” means (i) a business in the field of cardiac diagnostic monitoring and/or (ii) any business of the Employer in effect from time to time.

(b)	“Confidential Information” means confidential information of the Employer, including but not limited to trade secrets, “know-how,” plans, financing services, funding programs, costs, strategy and programs, computer programs and software and financial information, customer lists, Intellectual Property and other confidential information concerning the business and affairs of the Employer.

(c)	“Intellectual Property” means, without limitation , any domestic and foreign:

(i) patents, inventions , applications for patents and reissues, divisions, continuations, renewals, extensions and continuations in-part of patents or patent applications; (ii) proprietary and nonpublic business information , including inventions, developments , trade secrets, know-how , methods, processes , designs, technology, technical data, schematics, formulae and client lists, and documentation relating to any of the foregoing; (iii) works of authorship, copyrights, copyright registrations and applications for copyright registration; (iv) designs, design registrations, design registration applications and integrated circuit topographies; (v) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vi) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs; and (vii) any other intellectual property and industrial property and moral rights, title and interest therein , anywhere in the world and whether registered or unregistered or protected or protectable under applicable intellectual property laws, and as the same related to Section 5.03, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employ of the Employer or while providing services to the Employer, including the copyright thereon.

(d)	In the context of any action taken by the Executive, the words “directly or indirectly” means in Executive’s individual capacity for his own benefit or as a shareholder, lender, partner, member or other principal, officer, director, employee, agent or consultant of or to any individual, corporation, partnership, limited liability company, trust, association or any other entity whatsoever.)

5.02	Confidential Information.

(1) The Executive acknowledges that, by reason of the Executive’s employment with the Employer, the Executive will have access to Confidential Information. The Executive agrees that , during and after the Executive’s employment with the Employer, the Executive shall not disclose to any person, except in the proper course of the Executive’s employment with the Employer, or use for the Executive’s own purposes or for any purposes other than those of the Employer, any Confidential Information acquired, created or contributed to by the Executive.

(2) Any breach of Section 5.02(1) by the Executive will result in material and irreparable harm to the Employer although it may be difficult for the Employer to establish the monetary value flowing from such harm. The Executive therefore agrees that the Employer, in addition to being entitled to the monetary damages which flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach by the Executive of Section 5.02(1).

5.03	Intellectual Property. If at any time or times during Executive’s employment with the Employer, the Executive shall (either alone or with others) make, conceive , discover or reduce to practice any invention, device, modification, discovery, design, development, improvement, process, software program, work-of-authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (a) relates to the business of the Employer (or any subsidiary of the Employer) or any customer of or supplier to the Employer (or any of its subsidiaries) or any of the products or services being developed, manufactured, sold or provided by the Employer or which may be used in relation therewith or (b) results from tasks assigned to the Executive by the Employer, such Developments and the benefits thereof shall immediately become and/or be considered as the sole and absolute property of the Employer and its assigns as a work for hire, and the Executive shall promptly disclose to the Employer (or any persons designated by it) each such Development and hereby assigns any rights the Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate , without cost or delay, and without publishing the same, all available information relating thereto (with all necessary documentation, plans and models) to the Employer. Upon disclosure of each Development to the Employer, the Executive will, during the Employment Term and at any time thereafter, at the request and cost of the Employer, sign, execute, make and do all such deeds, documents , acts and things as the Employer and its duly authorized agents may reasonably require:

a)	to apply for, obtain and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights, trademarks, service marks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

b)	to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyrights, trademarks, service marks or other analogous protection.

In the event the Employer is unable, after reasonable effort, to secure the Executive’s signature on any letters patent, copyrights, trademarks, service marks or other analogous protection relating to a Development, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of any such letters patent, copyrights, trademarks, service marks and other analogous protection thereon with the same legal force and effect as if executed by the Executive.

5.04	Non-Competition.

(1) At any time during the Executive’s employment hereunder and, if the Employer terminates the Executive’s employment for just cause as provided in Section 6.01 or if the Executive terminates his employment without Good Reason, the Executive must not, in any manner whatsoever, without the prior written consent of the Employer for a period of twelve (12) months from the date of termination of the Executive’s employment, directly or indirectly:

(a)	carry on, engage in or be concerned with or interested in; or

(b)	lend money to, guarantee the debts or obligations of or permit the Executive’s name or any part thereof to be used or employed by any person engaged in or concerned with or interested in,

any entity or person that engages in or contemplates engaging in a business that it the same or similar to the Business.

(2) The Executive acknowledges and confirms that all restrictions in Section 5.04(1) above are reasonable and valid and waives all defenses to the strict enforcement thereof.

5.05	Non-Solicitation

(1) The Executive must not, in any manner whatsoever, without the prior written consent of the Employer, at any time during the Executive’s employment hereunder and for a period of twelve (12) months from the date of cessation of the Executive’s employment for any reason, directly or indirectly:

(a) induce or endeavor to induce any employee of the Employer to leave his or her employment, whether or not such employee would breach his or her contract of employment by doing so;

(b) employ or attempt to employ or assist any person to employ any employee of the Employer; or

(c) solicit, endeavor to solicit or gain the custom of, canvass or interfere with the Employer’s relationships with any person that:

(i) is a customer of the Employer at the date of cessation of the Executive’s employment and with whom the Executive had any dealings on behalf of the Employer in the twelve month (12) period immediately preceding the date of cessation of his employment;

(ii) was a customer of the Employer at any time within twelve (12) months prior to the date of cessation of the Executive’s employment and with whom the Executive had any dealings on behalf of the Employer in the twelve month (12) period immediately preceding the date of cessation of his employment; or

(iii) has been pursued as a prospective customer by or on behalf of the Employer at any time within twelve (12) months prior to the date of cessation of the Executive’s employment and in respect of whom the Executive participated in such pursuit and in respect of whom the Employer has not determined to cease all such pursuit, for the purpose of selling any products or services to the customer or potential customer, or for the purposes of soliciting orders of any products or services from that customer or potential customer, where such products or services are substantially similar to or competitive with the products or services sold by the Employer at the date of cessation of the Executive’s employment.

(2) Notwithstanding Section 5.05(1), the Executive must not, in any manner whatsoever, without the prior written consent of the Employer, at any time during the Executive’s employment hereunder and for a period of twelve (12) months from the date of cessation of the Executive’s employment for any reason, provide any products or services to any customer or potential customer of the Employer with whom the Executive had dealings on behalf of the Employer in the twelve (12) month period immediately preceding the date of cessation of the Executive’s employment, where such products or services are substantially similar to or competitive with the products or services sold by the Employer at the date of cessation of the Executive’s employment.

(3) The Executive acknowledges and confirms that all restrictions in Section 5.05(1) and 5.05(2) are reasonable and valid and waives all defenses to the strict enforcement thereof.

5.06	Non-Disparagement. The Executive agrees not to make critical, negative or disparaging remarks about the Employer or its management, business or employment practices; provided that nothing in this paragraph shall be deemed to prevent the Executive from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process, or to enforce this Agreement. The Employer agrees to direct its officers and directors not to make critical, negative or disparaging remarks about the Executive; provided that nothing in this paragraph shall be deemed to prevent the Employer or its officers or directors from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process, or to enforce this Agreement.

5.07	Acknowledgements. The Executive acknowledges that:

(a)	the business of the Employer is (or is intended to be) carried on throughout but not limited to North America initially and that the Employer is interested in and solicits or canvasses opportunities (or intends to solicit or canvas opportunities) throughout but not limited to North America initially;

(b)	the reputation of the Employer in the industry and its relationships with its current and future customers is or will be deemed to be the result of hard work, diligence and perseverance on behalf of the Employer over an extended period of time;

(c)	the nature of the business of the Employer is such that the on-going relationship between the Employer and its customers is material and has a significant effect on the ability of the Employer to continue to obtain business from its customers with respect to both long term and new contracts; and

(d)	in light of the foregoing, it is fair, reasonable and necessary for the protection of the value of the Employer and its affiliates that the Executive agrees to the restrictions in this Article V.

ARTICLE VI

TERMINATION OF EMPLOYMENT

6.01	Termination by the Employer for Just Cause. The Employer may terminate the Executive’s employment hereunder at any time for just cause without payment of any compensation either by way of anticipated earnings or damages of any kind, except for Annual Base Salary accrued and owing and subject to the requirements of Section 3.04, vacation pay accrued and owing up to the effective date of termination. In the event the Employer terminates the Executive’s employment under this Section 6.01, the Executive shall have ninety (90) days after the effective date of termination to exercise any options he holds in the Employer and otherwise in accordance with the terms of any stock option agreement, grant letter or similar document evidencing such options, that vested but are unexercised on or before the effective date of termination. Any unvested options of the Employer held by the Executive on the effective date of termination shall immediately be cancelled on the effective date of termination and shall not be exercisable by the Executive thereafter. The Executive shall not be entitled to any compensation or damages whatsoever arising out of the cancellation of any options. For the purposes of this Agreement, “Just Cause” shall mean (a) a material breach by the Executive of the terms of this Agreement ; (b) a conviction of or plea of guilty or nolo contendere to any felony or any other crime involving dishonesty or moral turpitude, (c) the commission of any act of fraud or dishonesty, or theft of or intentional damage to the property of the Employer, (d) willful or intentional breach of the Executive’s fiduciary duties to the Employer, (e) the violation of a material policy of the Employer as in effect from time to time or (f) any act or conduct that would constitute cause at common law. Payments of any amounts under this Section shall be contingent upon the Executive executing a general release of all claims in favor of the Employer in a form acceptable to the Board, which release shall be provided to the Executive within five business days following the termination date and which must be executed by the Executive prior to receiving any payment under this Section.

6.02	Termination by Executive for Good Reason. During the Employment Term, the Executive may terminate this Agreement for Good Reason by giving the Board thirty (30) days written notice of intent to terminate , which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. “Good Reason” shall mean (i) a material breach of the terms of this Agreement by the Company, (ii) the Company requiring the Executive to move his primary place of employment more than fifty (50) miles from the then current place of employment which as of the date hereof is 275 Shoreline Drive, Suite 150 , Redwood City, California 94065, if such move materially increases his commute, or (iii) a material diminution of the Executive’s responsibilities, PROVIDED that any of the foregoing is not cured by the Company within twenty business (20) days following receipt of written notice by the Executive to the Company of the specific nature of the breach. No termination for Good Reason shall be permitted unless the Company shall have first received written notice from the Executive describing the basis of such termination for Good Reason as required by this Section. A termination for Good Reason pursuant to this Section shall be treated for purposes of this Agreement as a termination by the Company without Just Cause and the provisions of Section 6.03 relating to the payment of compensation and befits shall apply.

6.03	Termination bv the Employer Without Just Cause

(1) If the Executive’s employment is terminated by the Employer for any reason other than for Just Cause, the Employer shall provide the Executive with:

(a)	a severance payment equal to twelve (12) months of the Executive’s then Annual Base Salary paid on a monthly basis, any accrued but unused vacation, subject to the requirements of Section 3.04, plus an any bonus awarded but not paid less any amounts owing by the Executive to the Employer;

(b)	such other benefits as required by applicable law.

(2) If the Executive’s employment is terminated by the Employer pursuant to this Section 6.03, the Executive shall have o ninety (90) days after the effective date of termination to exercise any options he holds in the Employer and otherwise in accordance with the terms of any stock option agreement, grant letter or similar document evidencing such options, that vested but are unexercised on or before the effective date of termination. Any unvested options granted to or held by the Executive on the effective date of termination shall immediately be cancelled on the effective date of termination and shall not be exercisable by the Executive thereafter. The Executive shall not be entitled to any compensation or damages whatsoever arising out of the cancellation of any options.

6.04	Voluntary Resignation. In the event the Executive voluntarily resigns his employment, the Executive shall (a) provide at least one (1) month prior written notice , (b) be entitled only to Annual Base Salary and subject to the requirements of Section 3.04 vacation pay accrued and owing up to the effective date of resignation and (c) have ninety (90) days after the effective date of resignation to exercise any options he holds in the Employer and otherwise in accordance with the terms of any stock option agreement, grant letter or similar document evidencing such options, that vested but are unexercised on or before the effective date of resignation. Any unvested options of the Employer held by the Executive on the effective date of resignation shall immediately be cancelled on the effective date of resignation and shall not be exercisable by the Executive thereafter. The Executive shall not be entitled to any compensation or damages whatsoever arising out of the cancellation of any options.

6.05	Return of Property. Upon any cessation of the Executive’s employment under this Agreement for any reason , and as a condition of the Employer paying the Executive any termination payments or benefits required hereunder, the Executive shall at once deliver or caused to be delivered to the Employer all books, documents, effects, money, securities or other property belonging to the Employer or for which the Employer is liable to others, which are in the possession, charge, control or custody of the Executive.

6.06	Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically on the Executive’s death during the Employment Term, and the Employer may terminate the Executive’s employment on account of the Executive’s Disability.

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following: Annual Base Salary and, subject to the requirements of Section 3.04, vacation pay accrued and owing up to the effective date of termination and

(c) any options granted to the Executive must be exercised as set forth in the applicable option agreement between the Executive and the Employer.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

For purposes of this Agreement , “Disability” shall mean the Executive’s inability , due to physical or mental incapacity , to perform the essential functions of the Executive’s job for ninety days (90) days out of any three hundred sixty-five (365) day period or forty five (45) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Employer cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Employer. If the Executive and the Employer cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Employer and the Executive shall be final and conclusive for all purposes of this Agreement.

ARTICLE VII

DIRECTORS AND OFFICERS

7.01	Resignation. If the Executive is a director or officer at the date of cessation of the Executive’s employment, the Executive agrees that upon termination of, or resignation from, the Executive’s employment with the Employer (or upon receiving written notice from the Employer during the Executive’s employment directing the Executive to resign immediately as a director and/or officer), the Executive will tender the Executive’s resignation from any position the Executive may hold as an officer or director of the Employer or any of its subsidiaries, affiliated or associated companies.

7.02	Indemnity. Subject to the provisions of any applicable laws within or without the United States, including the Nevada Revised Statutes, the Employer agrees to indemnify and save the Executive harmless from and against all demands, claims, costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the Executive in respect of any civil, criminal or administrative action or proceeding to which the Executive is made a party by reason of being or having been a director or officer of the Employer or of any affiliated Employer , whether before or after any termination if:

(a) the Executive acted honestly and good faith with a view to the best interests of the Employer; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that the Executive’s conduct was lawful.

7.03	Insurance. During the Employment Term and for a period of six months thereafter, the Executive shall be covered by comprehensive directors’ and officers’ liability insurance, which shall be established and maintained by the Employer at its expense. The insurance policies to be maintained by the Employer hereunder may contain customary exclusions from coverage.

7.04	Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Employer which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Employer (whether in existence as of the Effective Date or later adopted) pursuant to any such la w, government regulation or stock exchange listing requirement).

ARTICLE VIII

CONTRACT PROVISIONS

8.01	No Breach of Obligation to Others. The Executive acknowledges and represents to the Employer that in carrying out the Executive’s duties and functions for the Employer, the Executive will not disclose to the Employer any confidential information of any third party. The Executive acknowledges and represents to the Employer that the Executive has not brought to the Employer nor will the Executive use in the performance of the Executive’s duties and functions with the Employer any confidential materials or property of any third party. The Executive further acknowledges and represents that the Executive is not a party to any agreement with or under any legal obligation to any third party that conflicts with any of the Executive’s obligations to the Employer under this Agreement.

8.02	Withholding Taxes. The Employer may directly or indirectly withhold from any payments to be made under this Agreement all federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by the Employer.

8.03	Headings. The headings of the Articles and paragraphs herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

8.04	Independent Advice. The Executive confirms that he has had a reasonable opportunity to obtain independent legal advice regarding this Agreement and that the Executive is signing this Agreement freely and voluntarily with full understanding of its contents.

8.05	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, without regards for the conflict of laws provisions thereof. Each of the parties hereto agrees that any action or proceeding related to this Agreement must be brought in any court of competent jurisdiction in the State of Nevada, and for that purpose hereby submits to the jurisdiction of such courts.

8.06	Entire Agreement. This Agreement, together with the documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to the Executive’s employment, and it cancels and replaces any and all prior understandings and agreements between the Executive and the Employer. All promises, representations, collateral agreements and understandings not expressly incorporated in this Agreement are hereby superseded by the within Agreement.

8.07	Pre-Contractual Representations. The Executive hereby waives any right to assert any claim based on any pre-contractual representations, negligent or otherwise, made by the Employer.

8.08	Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. Notwithstanding anything to the contrary herein, if any applicable law or governmental entity shall reduce the time period or scope during which the Executive shall be prohibited from engaging in any competitive or soliciting activity described in this Agreement, the period of time or scope, as the case may be, for which the Executive shall be prohibited shall be reduced to the maximum time or scope permitted by la w.
8.09	Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered , delivered by email or mailed by prepaid registered mail addressed as follows:

(a)	in the case of the Employer:

BiotricityInc.

275 Shoreline Drive, Suite 150

Redwood City, California

94065 Attention: Board of

Director’s email: ___________

(b)	in the case of the Executive:

Waqaas Al-Siddiq

_____________

_____________

email: ___________

or to the last address of the Executive in the records of the Employer , or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by email transmission or mailed as aforesaid, upon the date shown on the facsimile confirmation of receipt or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

8.10	Amendments and Waiver. No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

8.11	Successors. This Agreement shall be personal as to the Executive and shall not be assignable by the Executive subject to the terms herein. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Executive and the successors and assigns of the Employer . The Employer may assign this Agreement, in its sole discretion , to any corporate affiliate or Subsidiary of the Employer.

8.12	Taxes and Deductions. All payments under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

8.13	Currency. All dollar amounts set forth or referred to in this Agreement refer to U.S. currency.

8.14	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.15	Copy of Agreement. The Executive hereby acknowledges receipt of a copy of this Agreement duly executed by the Employer.

8.16	Equitable Remedies. The Executive hereby agrees and acknowledges that it would be extremely difficult to measure the damages that might result from any breach of any of the covenants of the Executive contained herein and that any breach of any of the covenants of the Executive might result in irreparable injury to the business for which monetary damages could not adequately compensate. If a breach of any of the covenants of the Executive occurs, the Employer shall be entitled, in addition to any other rights or remedies the Employer may have at law or in equity, to have an injunction issued by any competent court (without the need to post a bond) enjoining and restricting the Executive and all other parties involved therein from continuing such breach.

8.17	Section 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Code and will be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of the Executive’s separation from service with the Employer he is a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’ s separation from service with the Employer (or the earliest date as is permitted under Section 409A of the Code), and the Employer will pay any such delayed amounts in a lump sum at such time. If any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner , determined by the Employer, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. Section l.409A-3(i)(l)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Employer. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Any provision in this Agreement providing for any right of offset or set-off by the Employer shall not permit any offset or set-off against payments of “non-qualified deferred compensation” for purposes of Section 409A of the Code or other amounts or payments to the extent that such offset or set-off would result in any violation of Section 409A or adverse tax consequences to the Executive under Section 409A.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYER: BIOTRICITY INC.

By:
Name:	Dave Rosa
Title:

EXECUTIVE:

Waqaas Al-Siddiq

Schedule 3.06

Expenses For Which the Executive is Seeking Reimbursement